Exhibit 10.2

TERADATA
EXECUTIVE SEVERANCE PLAN
(amended and restated as of May 8, 2023)

    1.    Establishment; Purpose.

(a)    Establishment. Teradata Corporation (the “Company”) established the Teradata Executive Severance Plan (the “Plan”) effective as of February 1, 2017 (the “Effective Date”). The Company amended and restated the Plan, effective as of May 8, 2023, as set forth herein.

(b)    Purpose. The Plan is designed to provide financial protection in the event of unexpected job loss to certain officers and key employees of the Company and its Affiliates who are expected to make substantial contributions to the success of the Company.
    2.    Definitions. For purposes of the Plan, the following terms have the meanings set forth below:

“Accrued Benefits” has the meaning given to that term in Section 4(a)(i) hereof.

“Affiliate” means any entity controlled by, controlling, or under common control with, the Company.

“Annual Base Salary” means the Participant’s annual rate of base salary in effect as of the Date of Termination. In the event of a Qualified Termination, the Participant’s Annual Base Salary shall be determined without regard to any reduction in base salary that constitutes Good Reason for such Qualified Termination.

“Benefit Continuation Period” means, with respect to each Participant, the number of months set forth on Exhibit A as the Benefit Continuation Period for the Participant’s participation level (Level I or Level II, as applicable).

“Board” means the Board of Directors of the Company.

“Cause” as a reason for the termination of a Participant’s employment shall have the meaning assigned such term in the employment agreement or offer letter, if any, between the Participant and the Company or Affiliate. If the Participant is not a party to an employment or offer letter with the Company or an Affiliate in which such term is defined, then “Cause” shall mean (a) the Participant’s conviction of, or plea of guilty or no contest to, (i) any felony (or its international equivalent) or (ii) any other crime that results, or could reasonably be expected to result, in material harm to the business or reputation of the Company or any Affiliate, (b) an act of personal dishonesty in the course of fulfilling the Participant’s duties to the Company or an Affiliate, or an act of fraud or misappropriation, embezzlement, or misuse of funds or property belonging to the Company or any Affiliate, (c) failure on the part of the Participant to perform substantially such Participant’s duties to the Company or an Affiliate in any material respect, (d) a material violation of the written policies of the Company and its Affiliates, including but not limited to those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the policies or statements of policy of the Company and its Affiliates, (e) the Participant’s engagement in willful misconduct in connection with the Participant’s employment or services with the Company and its Affiliates, which results, or could reasonably be expected to result, in material harm to the business or reputation of the Company or any Affiliate, (f) breach of any restrictive covenants applicable to the Participant as a result of any agreement with the Company or any Affiliate or any policy or plan maintained by the Company or any Affiliate, or (g) before a Change in Control, such other events as shall be determined by the Plan Committee. Notwithstanding any other provision of the Plan to the contrary, following a Change in Control, any determination by the Plan Committee as to whether “Cause” exists shall be subject to de novo review.

“Change in Control” means the occurrence of any of the following events:

(a)     The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this paragraph (a), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition pursuant to a transaction which complies with clauses (i), (ii) and (iii) of paragraph (c) of this definition of Change in Control; or
(b)     Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds (2/3) of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(c)     Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a “Corporate Transaction”), in each case, unless, following such Corporate Transaction, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) beneficially owns, directly or indirectly, fifty percent (50%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Corporate Transaction; and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Corporate Transaction; or
(d)     Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
“COBRA” means Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation and People Committee of the Board.

“Date of Termination” means, except as otherwise provided pursuant to Section 20 hereof, the date on which the termination of the Participant’s employment with the Company and its Affiliates (for any reason) is effective.

“Effective Date” has the meaning given to such term in Section 1(a) of the Plan.

“Eligible Employee” means an individual who is designated as such pursuant to Section 3(a) hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means Securities Exchange Act of 1934, as amended.

“Good Reason” means, with respect to any Participant, the occurrence of any of the following events without the Participant’s prior written consent:
(a)     A material reduction in the Participant’s authority, duties and responsibilities, as compared to those as in effect immediately prior to a Change in Control, excluding for this purpose any isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant;
(b)     A reduction of five percent (5%) or more in the Participant’s Annual Base Salary (other than any such reduction that is applied across-the-board to similarly situated employees), as compared to the higher of (i) the Participant’s Annual Base Salary as in effect immediately prior to the Change in Control or (ii) the Participant’s highest Annual Base Salary in effect at any time thereafter;
(c)     The failure to pay annual or long-term incentive compensation to which the Participant is otherwise entitled under the terms and conditions of the applicable Company incentive plan, at the time at which such compensation is otherwise payable in the ordinary course of business or as soon thereafter as administratively feasible;
(d)     A reduction of five percent (5%) or more in the Participant’s “target” or “maximum” annual or long-term incentive opportunity (other than any such reduction that is applied across-the-board to similarly situated employees), as compared to the applicable level as in effect immediately prior to the Change in Control (or if higher, at any time thereafter);

(e)     The failure by the Company to continue in effect any equity compensation plan in which the Participant participates immediately prior to the Change in Control, unless a substantially equivalent alternative compensation arrangement (embodied in an ongoing substitute or alternative plan) has been provided to the Participant, or the failure by the Company to continue the Participant’s participation in any such equity compensation plan on substantially the same basis, in terms of the level of such Participant’s participation relative to other participants, as existed immediately prior to the Change in Control, excluding for this purpose any isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant;
(f)     Except as required by law, the failure by the Company to continue to provide to the Participant employee benefits substantially equivalent, in the aggregate, to those enjoyed by the Participant under the qualified and nonqualified employee benefit and welfare plans of the Company, including, without limitation, the life insurance, medical, dental, health and accident, disability retirement, and savings plans, in which the Participant was eligible to participate immediately prior to the Change in Control, other than a reduction of such benefits, in the aggregate, of less than 5% of aggregate value of such benefits as of immediately prior to the Change in Control;
(g)     The Company’s requiring the Participant to be based at any office or location (i) that is more than forty (40) miles from the Participant’s principal place of employment immediately prior to the Change in Control, and (ii) that would increase the Participant’s commute by more than twenty (20) miles from the Participant’s commute immediately prior to the Change in Control; or the Company’s requiring the Participant to travel on Company business to a substantially greater extent than required immediately prior to the Change in Control; or
(h)     Any failure by the Company to comply with Section 12(a) of the Plan.

Notwithstanding any other provision of the Plan to the contrary, any determination by the Plan Committee as to whether “Good Reason” exists shall be subject to de novo review.

“Level I Participant” means a Participant designated as such by the Plan Committee pursuant to Section 3(a) of the Plan.

“Level II Participant” means a Participant designated as such pursuant to Section 3(a) of the Plan.

“Notice of Termination” means a written notice which (a) indicates the specific termination provision in this Plan relied upon, (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated, and (c) if the Date of Termination is other than the date of receipt of such notice, specifies the Date of Termination (which date shall be not more than 60 calendar days after the giving of such notice).

“Other Benefits” has the meaning given to that term in Section 4(a)(ii) hereof.

“Participant” means an Eligible Employee who meets the eligibility requirements and other conditions of Section 3 hereof (including the timely execution and delivery of a Participation Agreement), until such time as the Eligible Employee’s participation ceases in accordance with Section 3(c) hereof. Each Participant shall be either a “Level I Participant” or a “Level II Participant,” as designated pursuant to Section 3(a) hereof.

“Participation Agreement” means an agreement between the Company and each Eligible Employee that must be executed as a condition of the Eligible Employee’s participation in this Plan, in substantially the form attached as Exhibit B, or in such other form as may be determined by the Plan Committee, in its discretion.

“Plan” means this Teradata Executive Severance Plan, as set forth herein and as amended from time to time.

“Plan Committee” means the committee which shall have full power and authority to administer the Plan as provided in Section 9 hereof. Prior to a Change in Control, the Plan Committee shall consist of the members of the Committee; provided, however, that any time prior to a Change in Control, the Plan Committee may designate members of the Incumbent Board (within the meaning of paragraph (b) of the definition of Change in Control set forth above) or individuals who were officers of the Company as of immediately prior to the Change in Control (“Incumbent Members”) to serve as the Plan Committee following the Change in Control. Once designated by the Plan Committee prior to a Change in Control to serve following a Change in Control, Incumbent Members may not be removed from the Plan Committee following the Change in Control.

“Qualified Termination” means the termination of a Participant’s employment with the Company and its Affiliates (a) by the Company without Cause and not as a result of the Participant’s disability or death; or (b) by the Participant for Good Reason, but if and only if such termination by the Participant for Good Reason occurs (i) within two (2) years after a Change in Control, or (ii) during the six (6) month period ending on the date of a Change in Control and the Participant can reasonably demonstrate that the event(s) constituting Good Reason occurred at the request of a third party who had taken steps reasonably calculated to effect the Change in Control.

“Release” has the meaning given to that term in Section 5 hereof.

“Severance Multiple” means, with respect to each Participant, the number set forth on Exhibit A as the Severance Multiple for the Participant’s participation level (Level I or Level II, as applicable).

“Target Annual Bonus” means the amount of cash compensation that would be payable to the Participant under the Company’s applicable annual incentive bonus plan for the fiscal year during which the Date of Termination occurs if the Participant’s employment had continued through the end of such fiscal year, computed assuming that the “target” level of performance had been achieved. In the event of a Qualified Termination, the Participant’s Target Annual Bonus shall be determined without regard to any reduction in “target” annual incentive bonus opportunity that constitutes Good Reason for such Qualified Termination.

3.     Eligibility.

(a)    Eligible Employees. Eligibility to participate in the Plan shall be limited to those officers and key employees of the Company and its Affiliates who (i) are U.S.-based full-time employees, and (ii) are designated as Eligible Employees by the Plan Committee, in its sole discretion; provided that the Company’s Chief Executive Officer may, in his discretion, designate as Eligible Employees such U.S.-based full-time employees as he may determine who are not executive officers subject to the reporting requirements of Section 16 of the Exchange Act. When designating Eligible Employees, the Plan Committee shall specify whether each Eligible Employee is eligible to participate in the Plan as a Level I Participant or a Level II Participant. In lieu of expressly designating Eligible Employees for Plan participation, the Plan

Committee may establish eligibility criteria providing for the participation, and/or participation level, of one or more Eligible Employees who satisfy such criteria. Any Eligible Employee designated as such by the Company’s Chief Executive Officer shall be a Level II Participant.

    (b)    Participation. As a condition to becoming a Participant and being entitled to the benefits and protections provided under the Plan, each Eligible Employee must execute and deliver a Participation Agreement to the Company within the later of (i) forty-five (45) days after the date such individual is designated as an Eligible Employee pursuant to Section 3(a), or (ii) fifteen (15) days after the Eligible Employee first receives the Participation Agreement to be executed.

    (c)    Duration of Participation. An Eligible Employee participating in this Plan shall cease to be a Participant in this Plan if: (i) the Eligible Employee ceases to be employed by the Company or an Affiliate for any reason, unless such Eligible Employee is then entitled to a severance benefit as provided in Section 4 of this Plan; or (ii) the Plan Committee removes the Eligible Employee as a Participant in accordance with Section 16 hereof. Notwithstanding anything herein to the contrary, a Participant who is entitled to a severance benefit as provided in Section 4(b) of this Plan and/or Accrued Benefits or Other Benefits as provided in Section 4(c) of this Plan shall remain a Participant in this Plan until the amounts and benefits payable under this Plan have been paid or provided to the Participant in full. Any severance benefits to be provided to a Participant under this Plan are subject to all of the terms and conditions of the Plan, including Sections 5 and 7 hereof, and the terms and conditions of Sections 5 and 7 hereof shall survive, for the periods set forth therein, the termination of a Participant’s employment and participation in this Plan.

    (d)     No Employment Rights. Participation in the Plan does not alter the status of a Participant as an at-will employee, and nothing in the Plan will limit or affect in any manner the right of the Company or an Affiliate to terminate the employment or adjust the compensation of a Participant at any time and for any reason (with or without Cause).

    4.     Severance Benefits.

(a)     Any Termination of Employment. If a Participant’s employment with the Company and its Affiliates is terminated for any reason or no reason, then:

        (i)    Accrued Benefits. The Company shall pay, or cause to be paid, to the Participant the sum of: (A) the Participant’s earned but unpaid base salary through the Date of Termination; (B) the amount of any annual incentive bonus that has been earned by the Participant for a completed fiscal year preceding the Date of Termination in accordance with the terms and conditions of the Company’s applicable annual incentive bonus plan, but that has not yet been paid to the Participant; (C) any accrued but unused vacation pay through the Date of Termination; and (D) any reasonable unreimbursed business expenses actually and properly incurred by the Participant in connection with carrying out his or her duties with the Company and its Affiliates through the Separation Date in accordance with the Company’s applicable business expense reimbursement policies, which expenses must be submitted by the Participant to the Company with supporting receipts and/or documentation no later than ten (10) calendar days after the Date of Termination (the sum of the amounts described in clauses (A), (B), (C) and (D) shall be referred to as the “Accrued Benefits”). The Accrued Benefits shall be paid in a single lump sum within 30 calendar days after the Date of Termination.

(ii)    Other Benefits. To the extent not theretofore paid or provided, and subject to Section 8(b) hereof, the Company shall pay or provide, or cause to be paid or provided, to the Participant (or his or her estate) any other amounts or benefits required to be paid or provided or which the Participant is eligible to receive under any plan, program, policy, practice, contract or agreement of the Company, including the right to continued participation in the Company’s medical, dental and vision care plans to the extent provided under COBRA (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”) in accordance with the terms and normal procedures of each such plan, program, policy or practice or contract or agreement, based on accrued and vested benefits through the Date of Termination.

(b)    Qualified Termination. Subject to the Participant’s compliance with Sections 5 and 7 hereof, in the event of a Participant’s Qualified Termination, then, except as otherwise provided in such Participant’s Participation Agreement, and in all cases subject to Section 20 hereof, such Participant shall be entitled to the compensation and benefits set forth in this Section 4(b):

(i)    Severance Pay. The Company shall pay to the Participant an amount equal to the product of (A) the Participant’s Severance Multiple, and (B) the sum of the Participant’s Annual Base Salary and Target Annual Bonus. Any severance payable pursuant to this Section 4(b)(i) shall be paid in substantially equal installments in accordance with the Company’s normal payroll procedures over the Participant’s Benefit Continuation Period, with the first installment commencing on the first payroll date to occur on or immediately after the date the Release becomes effective and irrevocable in accordance with its terms. The first such installment shall include all amounts accrued after the Date of Termination to the date of such installment and the remaining installments shall be payable as otherwise scheduled assuming that payments had begun on the first regular payroll date after the Date of Termination. Notwithstanding the foregoing, if the Participant’s Qualified Termination occurs within two (2) years after a Change in Control that also constitutes a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5), then such Participant’s severance pay pursuant to this Section 4(b)(i) shall be paid in a single lump sum within seventy (70) days after the Date of Termination.

(ii)    Pro-Rated Annual Incentive. The Participant shall be eligible to receive a lump sum payment (but only to the extent that the Participant is not otherwise entitled to receive a partial payment for the year of termination under the terms of the applicable annual incentive bonus plan for the period prior to the Date of Termination) equal to the product of (A) the Participant’s Target Annual Bonus and (B) a fraction, the numerator of which is the number of days in the bonus year in which the Date of Termination occurs through the Date of Termination and the denominator of which is 365 (the “Pro-Rated Annual Incentive”), which amount shall be paid within seventy (70) days after the Date of Termination. The Pro-Rated Annual Incentive paid to a Participant hereunder shall be in lieu of any annual incentive bonus that the Participant otherwise would have been entitled to receive for that fiscal year.

(iii)    Health Care Coverage. Subject to the Participant’s timely election of continued medical, dental and vision care coverage under COBRA, the Company will subsidize the Participant’s COBRA premiums to continue his or her coverage (including coverage for the Participant’s eligible dependents, if applicable) (the “COBRA Premiums”) during the Benefit Continuation Period, such that Executive will only be obligated to pay the contributions required of active employees during the Benefit Continuation Period. The Benefit Continuation Period shall run concurrently with the eighteen-month COBRA continuation period. During the Benefit Continuation Period, an amount equal to the applicable COBRA Premiums (or such other amounts as may be required by law) will be included in Participant’s income for tax purposes and the Company may withhold taxes from the Participant’s other compensation for this purpose. The Company specifically reserves the right at its sole discretion to amend, suspend, discontinue or terminate its medical, dental and vision care plan or any or all benefits under such plan at any time, without either the prior consent of, or any prior notice to, any Participant, and to make or amend rules for administration of such plan; provided, however, that if the Company terminates its medical, dental and vision care plan during a Participant’s Benefit Continuation Period, then, within 30 calendar days after the termination of such plan, the Company will make a single lump sum cash payment to such Participant equal to the cost that the Company otherwise would have incurred hereunder (in the absence of the termination of such plan) to subsidize the Participant’s COBRA Premiums for the period of time from the effective date of termination of such plan through the last day of the Participant’s Benefit Continuation Period. After the Benefit Continuation Period and during the remainder of the eighteen-month COBRA continuation period, a Participant shall be entitled to elect continued medical, dental and vision care coverage as may be provided pursuant to COBRA (including coverage for his or her eligible dependents, if applicable), provided that the Participant pays the full premiums (i.e., without subsidy from the Company) for such continued coverage after the Benefit Continuation Period.

(iv)    Outplacement. During the Participant’s Benefit Continuation Period, the Participant will be entitled to participate in the Company’s outplacement assistance program for officers and senior executives, with outplacement services provided by the Company’s selected outplacement services provider, and subject to the same terms and conditions as applicable to Company officers and senior executives in the event of a reduction-in-force.

(v)    Equity Awards. Each outstanding equity award of the Company granted to the Participant shall be treated as provided in the applicable Company equity plan and award agreement; provided, however, that, unless the applicable equity plan and award agreement would provide a greater benefit: (i) the Participant shall be entitled to pro-rated vesting of all outstanding service-based and performance-based restricted share unit awards granted by the Company, determined under the pro-ration methodology employed by the Company from time-to-time and, in the case of any performance-based restricted share unit awards for which the applicable performance period has not been completed as of the Date of Termination, subject to actual achievement of the applicable performance goals, as determined by the Committee after the end of the applicable performance period; and (ii) if the Participant is at least age 55 at the time of his or her Qualifying Termination, the Participant shall receive an extra year of vesting credit for purposes of calculating the vesting of the Participant’s outstanding service-based restricted share units and stock options granted by the Company (but not for purposes of calculating the vesting of the Participant’s outstanding performance-based restricted share units granted by the Company).

    (c)     Other Terminations. If a Participant’s employment is terminated by the Company (and any Affiliate) for Cause, for disability or as a result of the Participant’s death, or if the Participant voluntarily terminates his or her employment for any reason (other than for Good Reason in a Qualifying Termination), then the Company shall pay or provide to the Participant the Accrued Benefits, payable in accordance with Section 4(a)(i) of this Plan, and the Other Benefits set forth in Section 4(a)(ii) of this Plan, and no further amounts shall be payable to the Participant under this Section 4 after the Date of Termination.

(d)    Notice of Termination. Any termination of a Participant’s employment by the Company and its Affiliates for Cause shall be communicated by Notice of Termination to the Participant in accordance with Section 15. Any failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights under this Plan or in any other forum.

(e)    Resignation from All Positions. Notwithstanding any other provision of this Plan, upon the termination of a Participant’s employment for any reason (or, if earlier, upon the resignation or removal of the Participant as an officer of the Company in connection with a pending termination of employment), unless otherwise requested by the Company, the Participant shall immediately resign from all positions (including directorships) that he or she holds or has ever held with the Company and its Affiliates. By executing the Participation

Agreement, each Participant agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but he or she shall be treated for all purposes as having so resigned upon termination of his or her employment (or, if earlier, upon the resignation or removal of the Participant as an officer of the Company), regardless of when or whether he or she executes any such documentation.

(f)    Reduction in Certain Payments Contingent on a Change in Control.

    (i) In the event that it shall be determined by the Accounting Firm that any Payment to a Participant would be subject to the Excise Tax, the Accounting Firm shall determine whether to reduce the aggregate amount of the Payments payable to such Participant to the Reduced Amount. The Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that the Participant would have a greater Net After-Tax Benefit if the Participant's Payments were reduced to the Reduced Amount. If instead the Accounting Firm determines that the Participant would have a greater Net After-Tax Benefit if the Participant's Payments were not reduced to the Reduced Amount, the Participant shall receive all Payments to which the Participant is entitled.
    (ii)     If the Accounting Firm determines that the aggregate Payments otherwise payable to a Participant should be reduced to the Reduced Amount pursuant to this Section 4(f), the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 4(f) shall be binding upon the Company and the Participant and shall be made within fifteen (15) days after receipt of notice from the Participant that there has been a Payment or such earlier time as is requested by the Company. The reduction of Payments hereunder, if applicable, shall be made by first reducing any Payments due under Section 4(b)(i) of this Plan, and then any Payments due under Section 4(b)(ii) of this Plan, and then any benefits due under Section 4(b)(iii) of this Plan, and then any benefits due under Section 4(b)(iv) of this Plan, and then by cancellation of any accelerated vesting of performance-based equity awards (based on the reverse order of the date of grant), and then by cancellation of accelerated vesting of other equity awards (based on the reverse order of the date of grant). All fees and expenses of the Accounting Firm pursuant to this Section 4(f) shall be borne solely by the Company. Notwithstanding anything in this Plan to the contrary, the Company’s obligations under this Section 4(f) shall not be conditioned upon the Participant’s termination of employment. By way of example, in the event of a Change in Control which does not result in a Participant’s termination of employment or entitlement to severance benefits under this Plan, but which causes the accelerated vesting of such Participant’s equity awards under a separate plan giving rise to an Excise Tax, the Company’s obligations under this Section 4(f) shall apply with respect to such accelerated vesting.
    (iii)     Definitions. The following terms shall have the following meanings for purposes of this Section 4(f).
(A) “Accounting Firm” shall mean the Company’s then current independent outside auditors, or such other nationally recognized certified public accounting firm as may be designated by the Plan Committee immediately prior to a Change in Control, provided that in the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Plan Committee may appoint another nationally recognized accounting firm to make the determinations required under this Section 4(f) (which accounting firm shall then be referred to as the Accounting Firm hereunder), provided further that in any case, the retention of the Accounting Firm for purposes of this Section 4(f) shall be subject to review and approval, as applicable, by the Audit Committee of the Board.

(B) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.
(C) “Net After-Tax Benefit” shall mean the aggregate Value of all Payments to a Participant, net of all taxes imposed on the Participant with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, as determined by the Accounting Firm.
(D) A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Participant, whether paid or payable pursuant to this Plan or otherwise.
(E) “Reduced Amount” shall mean the greatest amount of Payments that can be paid to a Participant that would not result in the imposition of the Excise Tax upon the Participant if the Accounting Firm determines to reduce Payments to the Participant pursuant to this Section 4(f).
(F) “Value” of a Payment shall mean the economic present value of a Payment as of the date of the Change in Control (or such other date as required pursuant to Section 280G), as determined by the Accounting Firm pursuant to Section 280G of the Code using the discount rate required by Section 280G(d)(4) of the Code.
5.    Release. Notwithstanding anything contained herein to the contrary, the Company shall not be obligated to provide any severance benefits to a Participant under Section 4(b) hereof unless: (a) the Participant or the Participant’s legal representative first executes within fifty (50) calendar days after the Date of Termination (or such earlier date as may be required by the Company) a release of claims agreement in the form attached hereto as Exhibit C, with such changes as the Company may determine to be required or reasonably advisable in order to make the release enforceable and otherwise compliant with applicable law (the “Release”), (b) the Participant does not revoke the Release, and (c) the Release becomes effective and irrevocable in accordance with its terms.

6.    No Mitigation. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan.

7.    Restrictive Covenants. As a condition to participation in this Plan, and by signing his or her Participation Agreement, each Participant shall acknowledge and agree as follows:

(a)    Confidential and Trade Secret Information. Each Participant acknowledges and agrees that the Participant has access to highly confidential, proprietary and non-public information of the Company and its customers, including strategic plans, customer lists, research and development plans, and other information not made available to the general public and from which the Company derives value. For purposes of this Plan, this information is defined as “Trade Secret Information.” Each Participant further acknowledges and agrees that (A) he or she is subject to the confidentiality and non-disclosure obligations the Participant agreed to in connection with his or her employment with the Company, in which the Participant agreed not to disclose the Company’s Trade Secret Information or confidential information during or following the termination of employment, and (B) state law and federal law (e.g., the Economic Espionage Act, the Defend Trade Secrets Act) also prohibit the unlawful use or misappropriation of confidential or Trade Secret Information. By signing his or her Participation Agreement, each Participant shall reaffirm his or her obligations under these contractual, common law and statutory provisions not to disclose, use, or otherwise leverage any Company confidential, proprietary or Trade Secret Information or related documents in any capacity. For purposes of this Section 7, the term “Company” means the Company and its Affiliates.
(b)    Non-Competition; Non-Solicitation. Each Participant acknowledges and agrees that, as a condition of receiving equity awards under the Company’s equity compensation program (“Equity Awards”) and accepting benefits thereunder, the Participant agreed in the award agreements governing the Equity Awards (the “Equity Agreements”) that during his or her employment with the Company and, to the extent permitted by applicable law, for a period of 12 months after the Separation Date (or if applicable law mandates a maximum time that is shorter than twelve months, then for a period of time equal to that shorter maximum period), regardless of the reason for termination, the Participant will not, without the prior written consent of the Chief Executive Officer of the Company: (i) render services directly or indirectly to, or become employed by, any Competing Organization (as defined below) to the extent such services or employment involves the development, manufacture, marketing, sale, advertising or servicing of any product, process, system or service which is the same or similar to, or competes with, a product, process, system or service manufactured, sold, serviced or otherwise provided by the Company to its customers and upon which the Participant worked or in which the Participant participated during the last twelve (12) months of employment with the Company (PROVIDED THAT THE RESTRICTION SET FORTH IN THIS SECTION 7(b)(i) SHALL NOT APPLY TO A PARTICIPANT EMPLOYED BY THE COMPANY IN CALIFORNIA, NORTH DAKOTA, OKLAHOMA AND THE DISTRICT OF COLUMBIA); (ii) directly or indirectly recruit, hire, solicit or induce, or attempt to induce, any exempt employee of the Company to terminate his or her employment with or otherwise cease his or her relationship with the Company (PROVIDED THAT THE RESTRICTION SET FORTH IN THIS SECTION 7(b)(ii) SHALL NOT APPLY TO A PARTICIPANT EMPLOYED BY THE COMPANY IN CALIFORNIA, NORTH DAKOTA, OKLAHOMA AND THE DISTRICT OF COLUMBIA); or (iii) solicit the business of any firm or company with which the Participant worked during the preceding twelve (12) months of employment at the Company, if such firm or company was a customer of the Company, using Trade Secret Information (Sections 7(b)(i)-(iii) collectively, and to the extent applicable to a Participant, the “Applicable Restrictions”). The Equity Agreements provide that if the Participant breaches any of the Applicable Restrictions, then in addition to any liability the Participant may have for damages arising from such breach and in addition to any other remedies available to the Company under the Equity Agreements or otherwise, and to the extent permitted under applicable law: (A) any unvested restricted share units will be immediately forfeited, and, to the extent permitted by applicable law, the Participant agreed to pay to the Company the fair market value of any share units that vested and that were paid during the 12 months prior to the Participant’s Date of Termination, and (B) the Participant’s outstanding stock options will be cancelled, and the Participant will pay to the Company the excess of the fair market value on the date of exercise over the exercise price of any option shares received in connection with the exercise of a stock option on or after the date which is 12 months prior to the date of the breach. By signing his or her Participation Agreement, each Participant shall agrees that if he or she breaches any of the Applicable Restrictions or any of the terms of this Section 7, the Company is entitled to seek all of the remedies provided in the Equity Agreements and any other remedies available to it.
(c)    Competing Organization. As used in this Section 7 “Competing Organization” means a person or organization which is engaged in or about to become engaged in research on or development, production, marketing, leasing, selling or servicing of a product, process, system or service which is the same or similar to or competes with a product, process, system or service manufactured, sold, serviced or otherwise provided by the Company to its customers and is therefore a competitor of the Company. This includes but is not limited to persons or organizations identified as a “Competing Organization” in a list prepared by the Chief Executive Officer of the Company for the year in which the Participant’s Date of Termination occurs. This list is maintained by the Company’s Law Department.

(d)    Non-Disparagement. A Participant shall not disparage the Company or any of its Affiliates or their respective directors, officers, employees, agents, shareholders, successors and assigns (both individually and in their official capacities with the Company and its Affiliates) or any of their goods, services, employees, customers, business relationships, reputation or financial condition. The Company agrees that, following the Date of Termination, it will instruct its executive officers not to disparage a Participant or the Participant’s business relationships or reputation. For purposes of this Plan, to “disparage” means to make statements, whether oral or written, whether direct or indirect, whether true or false and whether acting alone or through any other person, that cast the subject of the statement in a critical or unfavorable light or that otherwise cause damage to, or intend to embarrass, the subject of the statement. Nothing in the foregoing will preclude either party from providing truthful disclosures as required by, or to the extent, if any, expressly authorized or exempted by, applicable law or legal process, including participation in any proceeding or investigation of the Securities and Exchange Commission, the National Labor Relations Board, or other state or federal agency.

(e)    Return of Property. At a Participant’s Date of Termination, or at any time upon the Company’s request, the Participant shall deliver to the Company, and the Participant shall cease all other use, copying, transfer, disclosure, alteration, damage, destruction and deletion to the extent not otherwise expressly provided pursuant to this Plan or expressly authorized in writing by an authorized representative of the Company, the original and all copies of all documents, electronic files, access registrations, access credentials, records, property and other assets of any nature whatsoever which are in the Participant’s possession or control and which are the property of the Company and its Affiliates or which relate to the business activities, facilities or customers of the Company and its Affiliates, including any records, documents or property created by the Participant in said capacity. Further, each Participant agrees to attend an exit interview upon termination of employment to ensure compliance with the terms of this Plan.

(f)    Cooperation. During his or her employment with the Company and its Affiliates and thereafter, each Participant shall cooperate with the Company and its Affiliates, without additional consideration, in any internal investigation or administrative, regulatory, or judicial proceeding as reasonably requested by the Company including, without limitation, the Participant’s being available to the Company and its Affiliates upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information, and turning over to the Company all relevant and potentially relevant documents and records that are or may come into the Participant’s possession, all at times and on schedules that are reasonably consistent with the Participant’s other permitted activities and commitments, if the Participant is then employed by the Company, and otherwise taking into account the Participant’s reasonable business obligations.

(g)    Remedies. By signing his or her Participation Agreement, each Participant shall acknowledge and agree that, in the event of the Participant’s breach of any provision of this Section 7, the Company will sustain irreparable injury and will not have an adequate remedy at law. Accordingly, by signing his or her Participation Agreement, each Participant shall agree that in the event of a breach or a threatened breach by the Participant of any of the provisions of this Section 7, the Company, in addition to any other rights and remedies existing in its favor, may (i) apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security), (ii) cease any further payments or benefits under this Plan, and (iii) require the Participant to repay any severance benefits provided by the

Company hereunder. Nothing in this Section 7(g) will be deemed to limit the Company’s remedies at law or in equity for any breach by the Participant of any of the provisions of this Section 7 that may be pursued or availed of by the Company.

(h)    Whistleblower Protections. Nothing contained in this Plan shall limit a Participant’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing in this Plan or any other Company agreement, policy, practice, procedure, directive or instruction shall prohibit a Participant from reporting possible violations of federal, state or local laws or regulations to any Government Agency or making other disclosures that are protected under the whistleblower provisions of federal, state or local laws or regulations. A Participant does not need prior authorization of any kind to make any such reports or disclosures, and a Participant is not required to notify the Company that the Participant has made such reports or disclosures. Nothing in this Plan shall limit any right a Participant may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission or other Government Agency.

8.    Effect on Other Plans, Agreements and Benefits.

(a)    Relation to Other Benefits. Unless otherwise provided herein, nothing in this Plan shall prevent or limit a Participant’s continuing or future participation in any plan, program, policy or practice provided by the Company or its Affiliates for which the Participant may qualify, nor, except as explicitly set forth in this Plan, shall anything herein limit or otherwise affect such rights as a Participant may have under any other contract or agreement with the Company or any of its Affiliates. Any economic or other benefit to a Participant under this Plan will not be taken into account in determining any benefits to which the Participant may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company and its Affiliates (except to the extent provided otherwise in any such plan with respect to Accrued Benefits).

(b)    Non-Duplication. Notwithstanding the foregoing provisions of this Section 8, and except as specifically provided below, any severance payments or benefits received by a Participant pursuant to this Plan shall be in lieu of any benefits under the Teradata Reduction-in-Force Program or any other severance or reduction-in-force plan, program, policy, agreement or arrangement maintained by the Company or an Affiliate (not including an equity award agreement, retirement or deferred compensation plan or similar plan or agreement which may contain provisions operative on a termination of the Participant's employment or which may incidentally refer to accelerated vesting or accelerated payment upon a termination of employment) and in lieu of in lieu of any severance or separation pay benefit that may be required under applicable law; provided, however, that if a Participant’s employment with the Company and its Affiliates is terminated in circumstances under which the Participant becomes entitled to severance payments or benefits pursuant to the Teradata Change in Control Severance Plan or its successor (the “Change in Control Plan”), then the Participant shall not be entitled to any severance payments or benefits under this Plan as a result of such termination of employment and, in lieu of, and not in duplication of, any severance payments or benefits the Participant would otherwise to be entitled to receive under this Plan, the Participant shall receive the severance payments or benefits to which the Participant is entitled under the Change in Control Plan, payable or provided under the terms, and subject to the conditions, of the Change in Control Plan.

9.    Administration. The Plan Committee shall have complete discretion to interpret where necessary all provisions of the Plan (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan), to make factual findings with respect to any issue arising under the Plan, to determine the rights and status under the Plan of Eligible Employees, Participants or other persons, to resolve questions (including factual questions) or disputes arising under the Plan and to make any determinations with respect to the benefits payable under the Plan and the persons entitled thereto as may be necessary for the purposes of the Plan. Without limiting the generality of the foregoing, the Plan Committee is hereby granted the authority (a) to determine whether a particular employee is an Eligible Employee or a Participant; and (b) to determine if a person is entitled to benefits hereunder and, if so, the amount and duration of such benefits. Any interpretation or construction of, or determination or action by, the Plan Committee with respect to the Plan and its administration shall be final and binding upon any and all parties and persons affected thereby, subject to the exclusive appeal procedure set forth herein. To the extent permitted by law, the Plan Committee may delegate to one or more officers of the Company, subject to such terms as the Plan Committee shall determine, authority to administer all or any portion of the Plan, or the authority to perform certain functions with respect to the Plan, including administrative functions. In the event of such delegation, all references to the Plan Committee in this Plan (other than such references in the immediately preceding sentence) shall be deemed references to such officers as it relates to those aspects of the Plan that have been delegated.

10.    Claims for Benefits.

(a)    Qualified Termination not in Connection with a Change in Control. Except to the extent otherwise provided in Section 10(b) hereof in the case of a Change in Control, any Participant or beneficiary who wishes to file a claim for benefits under the Plan shall file his or her claim in writing with the Teradata Benefits Committee (the “Benefits Committee”), and any such Claimant’s rights to pursue or appeal such claim shall be governed exclusively by this Section 10(a). The Benefits Committee shall review any such claim and, within 90 days after the claim is filed, shall give written notice to the Claimant of the decision. If the claim is denied, the notice shall give the reason for the denial, the pertinent provisions of the Plan on which the denial is based, a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary, and an explanation of the claim review procedure under this Section 10(a). Any such Claimant who has had a claim for benefits denied by the Benefits Committee shall have the right to request further review by the Benefits Committee. Such request must be in writing, and must be made within sixty (60) days after such person is advised of the denial of benefits. If written request for review is not received within such sixty day period, the Claimant shall forfeit any such right to review. The Benefits Committee shall review claims that are appealed in accordance with this Section 10(a), and may hold a hearing if it deems necessary, and shall issue a written notice of the final decision. Such notice shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based. The decision by the Benefits Committee upon such appeal shall be final and binding upon the Claimant and the Benefits Committee and all other persons involved.

(b)    Qualified Termination in Connection with a Change in Control. If and only if a Change in Control has occurred, a Participant whose Qualified Termination occurred within two (2) years after or within six (6) months before the Change in Control (or such Participant’s beneficiary) who wishes to file a claim for benefits under the Plan shall file his or her claim in writing with the Benefits Committee, and any such Claimant’s rights to pursue or appeal such claim shall be governed exclusively by this Section 10(b). The Benefits Committee shall review any such claim and, within 90 days after the claim is filed, shall give written notice to the Claimant of the decision. If the claim is denied, the notice shall give the reason for the denial, the pertinent provisions of the Plan on which the denial is based, a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary, and an explanation of the claim review procedure under this Section 10(b). Any such Claimant who has had a claim for benefits denied by the

Benefits Committee shall have the right to request review by the Plan Committee. Such request must be in writing, and must be made within sixty (60) days after such person is advised of the denial of benefits (or, if later, within sixty (60) days after the Change in Control). If written request for review is not received within such sixty day period, the Claimant shall forfeit any such right to review. The Plan Committee shall review claims that are appealed in accordance with this Section 10(b), and may hold a hearing if it deems necessary, and shall issue a written notice of the final decision. Such notice shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based. The decision shall be final and binding upon the Claimant and the Plan Committee and all other persons involved. Except as otherwise provided in Section 7(g) hereof, any dispute or controversy arising under or in connection with this Plan in circumstances covered by this Section 10(b) and not resolved through the foregoing process shall be settled exclusively by arbitration in the city of the Company’s headquarters (except to the extent, if any, that the Participant objects in writing to that arbitration location within thirty (30) days after initiation of the arbitration claim and applicable law requires that the arbitration be held in the Participant’s state of employment with the Company, in which event the arbitration shall be held in such state in conformity with such law at a location determined by the American Arbitration Association), in accordance with the then-current applicable rules of the American Arbitration Association then in effect. In addition, and as an exclusive alternative to the filing of a claim with the Benefits Committee, a Claimant whose Qualified Termination occurred within two (2) years after or within six (6) months before the Change in Control may seek to resolve a dispute or controversy by filing a claim in arbitration without first seeking the review of the Benefits Committee or the Plan Committee. The arbitrator may award only those payments which are consistent with the terms of this Plan and shall not have authority to award punitive damages. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

11.    Participants Deemed to Accept Plan. By accepting any payment or benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Plan Committee, the Company or its Affiliates, in any case in accordance with the terms and conditions of the Plan.

    12.    Successors.

    (a)    Company Successors. This Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

    (b)    Participant Successors. The rights of a Participant to receive any benefits hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his or her will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 12(b), the Company shall have no liability or obligation to pay any amount so attempted to be assigned, transferred or delegated.

    13.    Unfunded Status. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan.

    14.    Withholding. The Company and its Affiliates may withhold from any amounts payable under this Plan all federal, state, city or other taxes as the Company and its Affiliates are required to withhold pursuant to any law or government regulation or ruling.

    15.    Notices. Any notice provided for in this Plan shall be in writing and shall be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, to the recipient. Notices to the Participant shall be sent to the address of the Participant most recently provided to the Company.

Notices to the Company should be sent to:

General Counsel/Notices
Teradata Corporation
17095 Via Del Campo
San Diego, CA 92127
Attn: Legal Notices
Email: Law.notices@teradata.com
or to such other address as the Company may furnish to the Participant in writing in accordance herewith.

Notice and communications shall be effective on the date of delivery if delivered by hand or email, on the first business day following the date of dispatch if delivered utilizing overnight courier, or three business days after having been mailed, if sent by registered or certified mail.

    16.    Amendment and Termination. Except as otherwise provided herein, the Company expressly reserves the right to terminate the Plan and to amend the Plan in whole or in part, without either the consent of or any prior notification to Participants, including, without limitation, to remove individuals as Participants or to modify all or any benefits under Section 4 hereof. Notwithstanding the foregoing, (a) no amendment of the Plan shall impair the rights of a Participant who previously has incurred a Qualified Termination unless such amendment is agreed to in a writing signed by the Participant (or his or her legal representative) and the Company; (b) the Company shall provide written notice to each affected Participant, in accordance with Section 15 hereof, at least one hundred eighty (180) calendar days prior to the effectiveness of the termination of the Plan or the removal of an individual as a Participant in the Plan; (c) in the event that a Change in Control occurs within one hundred eighty (180) calendar days following an amendment to the Plan that would adversely affect the rights or potential rights of Participants, the amendment will not be effective; and (d) in anticipation of or on or within two (2) years after a Change in Control, the Plan shall not be subject to amendment, change, substitution, deletion, revocation or termination in any respect which adversely affects the rights of Participants (including the removal of an individual as a Participant) without the consent of each Participant so affected.

    17.    Governing Law. This Plan shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Delaware, without regard to conflicts of law principles.
    18.    Severability. Whenever possible, each provision of this Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any part of any provision of this Plan is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such part shall be ineffective to the extent of such invalidity, illegality or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Plan.

    19.    Headings. Headings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

    20.    Section 409A.

(a)    In General. Section 409A of the Code (“Section 409A”) imposes payment restrictions on “nonqualified deferred compensation” (potentially including payments owed to a Participant upon termination of employment). Failure to comply with these restrictions could result in negative tax consequences to a Participant, including immediate taxation, interest and a 20% additional income tax. It is the Company’s intent that this Plan be exempt from the application of, or otherwise comply with, the requirements of Section 409A. Specifically, any taxable benefits or payments provided under this Plan are intended to be separate payments that qualify for the “short-term deferral” exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the separation pay exceptions to Section 409A to the maximum extent possible. To the extent that none of these exceptions applies, and to the extent that the Company determines it is necessary to comply with Section 409A (e.g., if the Participant is a “specified employee” within the meaning of Section 409A), then notwithstanding any provision in this Plan to the contrary, all amounts that would otherwise be paid or provided to such Participant during the first six months following the Date of Termination shall instead be accumulated through and paid or provided (without interest) on the first business day that is more than six months after the Participant’s separation from service.

(b)    Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and the Participant is no longer providing services (at a level that would preclude the occurrence of a “separation from service” within the meaning of Section 409A) to the Company or its Affiliates as an employee or consultant, and for purposes of any such provision of this Plan, references to the “Date of Termination,” a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A.

(c)    In-Kind Benefits and Reimbursements. To the extent that any taxable in-kind benefit or reimbursement provided under this Plan is not exempt from the requirements of Section 409A, then the following rules shall apply: (i) the amount of any such in-kind benefit or reimbursement to which a Participant may be entitled during a calendar year will not affect the amount to be provided in any other calendar year, (ii) any such in-kind benefit or reimbursement shall not be subject to liquidation or exchange for another benefit, and (iii) any such reimbursement shall be paid no later than the last day of the calendar year following the calendar year in which the reimbursable expense, if any, was incurred.

(d)    Payment Dates. Whenever a payment under this Plan specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. In the event the payment period under this Plan for any nonqualified deferred compensation commences in one calendar year and ends in a second calendar year, the payments shall not be paid (or installments commenced) until the later of the first payroll date of the second calendar year, or the date that such Release becomes effective and irrevocable, to the extent necessary to comply with Section 409A. For purposes of Section 409A, a Participant’s right to receive installment payments pursuant to this Plan shall be treated as a right to receive a series of separate and distinct payments.

(e)    Acceleration, etc. The payments and benefits provided under this Plan may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A upon a Participant. To the extent that the Company determines that any payment under this Plan would be considered an impermissible acceleration or deferral of payment of nonqualified deferred compensation in violation of Section 409A, the Company will instead make such payment on the earliest date that it may be made without violating Section 409A. Further, to the extent that the Company determines that it is necessary, in order to comply with Section 409A with respect to any Participant who also participates (or participated) in the Change in Control Plan, the Company may require that any amount payable under this Plan be paid at the time and in the form applicable for payments of a similar type (even if in a different amount) under the Change in Control Plan.

(f)    No Warranty or Guaranty of Tax Treatment. Although the Company will use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A, the tax treatment of the benefits provided under this Plan is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by a Participant (or any other individual claiming a benefit through the Participant) as a result of this Plan.

* * * * *

EXHIBIT A

TERADATA EXECUTIVE SEVERANCE PLAN

SEVERANCE MULTIPLES AND
BENEFIT CONTINUATION PERIODS

Participation Level	Severance Multiple	Benefit Continuation Period
Level I Participants	1.0	Twelve (12) months, commencing on the Date of Termination
Level II Participants	0.5	Six (6) months, commencing on the Date of Termination

A-1

EXHIBIT B
PARTICIPATION AGREEMENT

[Date]

Dear [Name]:

You have been selected to participate in the Teradata Executive Severance Plan (the “Plan”), subject to your execution and return of this agreement (this “Participation Agreement”) to Teradata Corporation (the “Company”). Capitalized terms used without definition in this Participation Agreement have the meaning given to such terms in the Plan.

You have been designated as an Eligible Employee who is eligible to participate in the Plan as a Level [I] [II] Participant, subject to the terms and conditions of the Plan and this Participation Agreement.

By signing this Participation Agreement, you hereby acknowledge and agree as follows: (a) that you have read the Plan, including, but not limited to, the provisions contained in Section 7 of the Plan entitled “Restrictive Covenants” (the “Restrictive Covenants”); (b) that the Restrictive Covenants are intended to encourage conduct that protects the legitimate business interests of the Company and its subsidiaries and affiliates, including but not limited to protection of Teradata’s Trade Secret Information; (c) that, as a condition to and in consideration of receiving the benefits set forth in the Plan, you hereby agree to be bound by and to comply with the terms and conditions of the Restrictive Covenants; and (d) that you will notify the Company in writing if you have, or reasonably should have, any questions regarding the applicability of the Restrictive Covenants. You further acknowledge that by signing this Participation Agreement, you have thereby willingly agreed to comply with the Restrictive Covenants, and that that you were free to reject this Participation Agreement and all benefits under the Plan with no adverse consequences to your employment with the Company and its Affiliates.

Note that the agreements you make by executing this Participation Agreement will be enforceable against you, regardless of whether or not your employment terminates in circumstances that entitle you to severance benefits under the Plan.

Please note that you are not required to participate in the Plan, and may decline participation in the Plan by not returning this Participation Agreement. If you want to accept participation in the Plan, you must execute this Participation Agreement and see that it is returned to the Company’s [●] at [●] so that it is received no later than [Date]1. This Participation Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

1 An Eligible Employee has until the later of 15 days after receipt of the Participation Agreement or 45 days after designation as an Eligible Employee to sign the Participation Agreement.
B-1

TERADATA CORPORATION	ACCEPTED AND AGREED BY PARTICIPANT

By: __________________________________	Signed:_______________________________
Title: _________________________________	Dated:________________________________

B-2

EXHIBIT C
RELEASE OF CLAIMS
My employment with Teradata Corporation (“Teradata”) terminated effective as of [●], 20[●]. In exchange for the severance benefits provided under Section 4(b) of the Teradata Executive Severance Plan (the “Plan”), which shall be provided upon the terms, and subject to the conditions of the Plan, including, but not limited to, my compliance with Section 7 of the Plan, I acknowledge and agree to the following:

1.    I may sign and submit this Release of Claims (“Release”) at any time during the [21] [45] days after my termination.

2.    I understand this Release does not constitute an admission by Teradata of any liability, violation of any federal or state laws, or any other civil wrong.

3.    I may revoke this Release during the seven days after I sign it by delivering written notice to Teradata in accordance with Section 15 of the Plan no later than the close of business on the seventh day after signature. This Release will not become effective or enforceable until the expiration of that seven-day period. I understand that my severance benefits will be processed after the expiration of the seven-day period.

4.    I release and discharge Teradata, its affiliates, successors, and each of their fiduciaries, stockholders, directors, officers, agents, and employees (“Released Parties”), from all claims, causes of action, suits, damages, rights to monetary or equitable relief, known or unknown, including access to Teradata’s internal dispute resolution process, for anything occurring up to and including the date on which I sign this Release. Without limiting the prior sentence, this release covers all claims I have, have ever had, or may now have, for or related in any way to my employment or the end of my employment with the Company, including but not limited to all claims for age discrimination under the Age Discrimination in Employment Act; Title VII of the Civil Rights Act of 1964; the Family and Medical Leave Act; the Employee Retirement Income Security Act (“ERISA”), any similar state or local Fair Employment statute or ordinance; any claim of wrongful discharge, discrimination, harassment, retaliation, breach of implied or express promises, defamation, invasion of privacy and intentional or negligent infliction of emotional distress; all claims for lost or unpaid wages, overtime, bonuses, or statutory penalties; and any claims of coverage under any of Teradata’s commercial automobile liability insurance policies.

Without limiting the foregoing Paragraph, I represent that I understand that this Release specifically releases and waives any claims of age discrimination, known or unknown, that I may have against the Released Parties as of the date I sign this Release. This Release specifically includes a waiver of rights and claims under the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers Benefit Protection Act. I acknowledge that as of the date I sign this Release, I may have certain rights or claims under the Age Discrimination in Employment Act, 29 U.S.C. §626 and I voluntarily relinquish any such rights or claims by signing this Release.

5.    Teradata advises me to consult with an attorney prior to signing this Release. By signing this Release I understand I am giving up and waiving legal rights. I have either freely chosen not to consult with an attorney or I have decided to sign after discussing this Release with my attorney.

6.    This Release does not prevent me from responding accurately and fully to any question, inquiry or request for information when required by legal process, or disclosing information to regulatory bodies. Further, nothing contained in this Release limits my ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing in this Release or any other Company agreement, policy, practice, procedure, directive or instruction shall prohibit me from reporting possible violations of federal, state or local laws or regulations to any Government Agency or making other disclosures that are protected under the whistleblower provisions of federal, state or local laws or regulations. I understand that I do not need prior authorization of any kind to make any such reports or disclosures, and that I am not required to notify the Company that I have made such reports or disclosures. However, if I file any charge or complaint with any Government Agency, and if the Government Agency pursues any claim on my behalf, or if any other third party pursues any claim on my behalf, I hereby waive any right to monetary or other individualized relief (either individually, or as part of any collective or class action) that arises out of alleged facts or circumstances on or before the effective date of this Release; provided that nothing in this Release limits any right I may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission or other Government Agency.

7.    As used in this Release, “Teradata” includes its parents, subsidiaries, affiliates, divisions, past and present directors, officers, agents and employees.

8.    This Release and the Plan represent the entire agreement between me and Teradata relating to the end of my employment and, with the exception of any agreements relating to arbitration of employment-related disputes, or trade secrets and preserving the confidentiality of Teradata information, supersedes all prior written or oral understandings, statements or agreements.

I have read this Release and I understand its terms. I enter into and sign this Release knowingly, voluntarily, and with full knowledge of its contents.

Signature of Associate	Social Security Number	Non-Teradata E-mail Address	Date

Associate Name (Printed)	Associate QuickLook ID	Non-Teradata Telephone Number
Human Resources Acknowledgment of Receipt:

Human Resources Representative	Title	Date

NOTE: The original document, when signed by both employee and Human Resources Representative should be returned to the Teradata HR Service Center, for inclusion in the employee’s Personnel File.

Teradata HR Service Center
17095 Via Del Campo
San Diego, CA 92127